EXHIBIT 99.1

U.S. SHIPPING TAKES DELIVERY OF GOLDEN STATE, FIRST-OF-CLASS IN NEW FLEET OF PRODUCT TANKERS FOR US JONES ACT TRADE

EDISON, NJ, January 13, 2000 — U.S. Shipping Partners L.P. (PINKSHEETS: USSPZ) (the “Partnership”) announced today that its joint venture for the construction of five US Flag product/chemical tankers took delivery of the product tanker Golden State. The Golden State is the first of a class of five 49,000 DWT product carriers being built for the joint venture by General Dynamics’ NASSCO division. At a length of 600 feet, the ship has a cargo capacity of approximately 331,000 barrels and will be used to carry petroleum and chemical products between US ports. The ship is named in honor of the State of California.

U.S. Shipping Partners, which will manage the operation of the Golden State on behalf of the Joint Venture, said that the Golden State will begin operations on a long term charter with BP later this week. The joint venture is owned by U.S. Shipping Partners and third parties led by affiliates of The Blackstone Group.

The Golden State was christened in a ceremony at the NASSCO shipyard on Saturday, January 10, by Mrs. Sarah Ridgway, wife of Mr. John Ridgway, CEO of BP Shipping Ltd.

Mr. O’Kelley, President and CEO of US Shipping Partners, commended Mr. Fred Harris, President and CEO of NASSCO, for delivering this first-of-class product tanker 6 months ahead of its original schedule and below budget, while still meeting or exceeding all quality requirements. Mr. O’Kelley emphasized that “U.S. Shipping is committed to operating one of the most modern, efficient and reliable fleets in the Jones Act trade. The delivery of the Golden State is an important milestone in our program to upgrade our fleet. And, very importantly, it extends our long term partnership with BP.”

The Partnership also announced that as part of its overall strategy to modernize its fleet and replace its older ships it had completed the sale of the ITB Groton at the end of 2008. The Partnership has now taken delivery of 3 new ATBs and 1 new product tanker and is scheduled to take delivery of another ATB and two additional product tankers this year.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services for refined petroleum, petrochemical and commodity chemical products in the U.S. domestic “coastwise” trade. The Partnership’s existing fleet consists of eleven tank vessels: four integrated tug barge units; one product tanker; three chemical parcel tankers and three ATBs, the first of which entered service in July 2007, the second entered service in August 2008 and the third entered service in early December 2008. The Partnership also operates one product tanker on behalf of its joint venture. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern versatile fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC and include, among other things, increased financing costs, no occurrence of an event of default under our credit agreement that would allow our lenders to immediately exercise their remedies under the credit facility, our liquidity, future charter rates, demand in the spot market for vessels and timely and on-budget delivery of our remaining ATB and the joint venture tankers currently under construction.

Contact Information:

Dennis Fiore
U.S. Shipping Partners L.P.
1-866-467-2400